SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by Registrant  /X/
Filed by a Party other than the Registrant  /  /

Check the appropriate box:
/X/      Preliminary Proxy Statement        / /   Confidential, for Use of the
/ /      Definitive Proxy Statement               Commission Only (as permitted)
/ / Soliciting Material Pursuant to Section by Rule 14a-6(e)(2)) 240.14a-11(c) or Section 240.14a-12

                              WTD INDUSTRIES, INC.
--------------------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee required.
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)      Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------
        (2)      Aggregate number of securities to which transaction applies:

                 ---------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 ---------------------------------------------------------------
        (4)      Proposed maximum aggregate value of transaction:

                 ---------------------------------------------------------------
        (5)      Total fee paid:

                 ---------------------------------------------------------------
/ /     Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)      Amount Previously Paid:

                 ---------------------------------------------------------------
        (2)      Form, Schedule or Registration Statement No.:

                 ---------------------------------------------------------------
        (3)      Filing Party:

                 ---------------------------------------------------------------
        (4)      Date Filed:

                 ---------------------------------------------------------------

                              WTD INDUSTRIES, INC.
                            Lincoln Tower, Suite 900
                           10260 S.W. Greenburg Road
                             Portland, Oregon 97223
                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          to be held October 26, 1998
                                   ----------


To Our Shareholders:

        WTD Industries, Inc. (the "Company") will hold its Annual Meeting of Shareholders at 10:00 a.m. local time on Monday, October 26, 1998 at the Tigard Courtyard Marriott, 15686 S.W. Sequoia Parkway, Tigard, Oregon, for the following purposes:

        1.       To elect two (2) directors to the Company's Board of Directors.

        2. To approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares issuable thereunder.

        3.       To approve  an  amendment  to Article I of the Fourth  Restated
                 Articles  of   Incorporation  of  the  Company  to  change  the
                 Company's name to TreeSource Industries, Inc.

        4. To ratify the appointment of Moss Adams LLP as the Company's independent auditors for the fiscal year ending April 30, 1999.

        5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The nominees for election as directors are named in the enclosed Proxy Statement.

        The Board of Directors has fixed the close of business on September 18, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

        Whether you expect to attend the annual meeting or not, your vote is important. Accordingly, we ask that you sign and date the enclosed proxy card and return it in the enclosed envelope. If you do attend the meeting and wish to vote in person, you may revoke your proxy at that time.

                                       Very truly yours,



                                       Robert J. Riecke
                                       Secretary

Portland, Oregon
September   , 1998

                              WTD INDUSTRIES, INC.
                            Lincoln Tower, Suite 900
                           10260 S.W. Greenburg Road
                             Portland, Oregon 97223
                                   ----------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          to be held October 26, 1998
                                   ----------


        This Proxy Statement is furnished by the Board of Directors of WTD Industries, Inc., an Oregon corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Company's 1998 Annual Meeting of Shareholders (the "Annual Meeting"), to be held at 10:00 a.m. local time, on Monday, October 26, 1998 at Tigard Courtyard Marriott, 15686 S.W. Sequoia Parkway, Tigard, Oregon. The mailing address of the principal executive offices of the Company is P.O. Box 5805, Portland, Oregon 97228-5805. The approximate date this proxy statement and the accompanying proxy form are first being sent to shareholders is September 7, 1998.


                     SOLICITATION AND REVOCABILITY OF PROXY

        The Company will bear all soliciting costs that it incurs in connection with the Annual Meeting, including the cost of preparing, printing and mailing this Proxy Statement and the Proxy solicited hereby. Proxies will be solicited by use of the mails. Officers and employees of the Company may also solicit proxies by telephone or personal contact, without additional remuneration. The Company may retain Allen Nelson & Co. to assist with solicitation of proxies, at an estimated fee of $5,000 plus reimbursement of expenses. Copies of solicitation material will be furnished to fiduciaries, custodians, and brokerage houses for forwarding to beneficial owners of the stock held in their names. Your cooperation in promptly completing, signing, dating and returning the enclosed proxy card will help avoid additional expense.

        Any person giving a proxy pursuant to this solicitation may revoke it at any time before its exercise by filing with the Company, attention Robert J. Riecke, Secretary, an instrument of revocation or a duly executed proxy bearing a later date. A shareholder may also revoke the proxy by affirmatively electing to vote in person at the meeting. However, a shareholder who attends the Annual Meeting need not revoke his proxy and vote in person unless he wishes to do so. All valid, unrevoked proxies will be voted at the Annual Meeting.


                               QUORUM AND VOTING

        The Common Stock, no par value ("Common Stock"), is the only outstanding voting security of the Company. The record date for determining holders of Common Stock entitled to vote at the Annual Meeting is September 18, 1998. On
the date hereof there were          shares of Common Stock outstanding, entitled
to one vote per share. The Common Stock does not have cumulative voting rights.

         If a quorum is present, the two nominees for election as directors who receive the greatest number of votes cast for the election of directors by the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote shall be elected directors. With respect to the election of directors, directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will affect the outcome. Therefore, abstention from voting or nonvoting by brokers will have no effect. Proposal No. 2 to amend the Company's 1996 Stock Option Plan, Proposal No. 3 to amend the Fourth Restated Articles of Incorporation of the Company (the "Articles") to change the Company's name, and Proposal No. 4 to ratify the appointment of Moss Adams LLP ("Moss Adams") as independent auditors for the Company will be approved if the number of votes cast in favor of each Proposal exceeds the number of votes cast against it. With respect to voting on Proposals No. 2, 3, and 4, abstention from voting or nonvoting by brokers will have no effect.

                             ELECTION OF DIRECTORS
                                (Proposal No. 1)


Nominees for Director
---------------------

         The nominees for director are listed below. Information about each nominee is contained in the section entitled "Directors and Executive Officers."

                  Name                        Director Since
                  ----                        --------------
                  Richard W. Detweiler             1995
                  William H. Wright                1992

         Pursuant to the Company's Articles, in the event that there are six or more directors on the Board, the Board will be divided into three classes with each class to serve staggered, three-year terms and to be as nearly equal in number as possible. The terms of office of classes 1, 2 and 3 are scheduled to expire, respectively, on dates of the Company's Annual Meetings of Shareholders in 1998, 1999, and 2000. The Company currently has seven Board seats, with one position vacant because of the retirement on July 1, 1998, of Bruce L. Engel, a former Class 3 director and Company president. The Company intends to leave the seat vacant for now, but may elect to fill it in the future.

         The two Class 1 directors to be elected at the Annual Meeting will serve until the Company's 2001 Annual Meeting of Shareholders and until their respective successors shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. The remaining directors named herein, Class 2 directors Larry G. Black and Scott Christie, and Class 3 directors K. Stanley Martin and Robert J. Riecke, will not be required to stand for election at the Annual Meeting because their present terms expire in either 1999 or 2000.

         In the event the Company fails to make a certain number of scheduled dividend payments, or if a certain financial ratio covenant violation has occurred and is continuing on its Series A Preferred Stock, holders of such preferred stock may, under the circumstances and in the manner provided in the Company's Articles, elect a majority of the Board of Directors by replacing incumbent Board members or increasing the size of the Board.

Committees and Meetings of the Board
------------------------------------

        The Board of Directors has standing Audit and Compensation Committees.

        The Audit Committee meets from time to time with management, internal auditors, and the Company's independent accountants to consider financial and accounting matters. The Audit Committee reviews the scope, timing, and fees for the annual audit. It also reviews policies and procedures with respect to the Company's internal auditing, accounting, and financial controls. The Audit Committee met six times in fiscal 1998. Directors Detweiler, Riecke, and Wright constitute the Audit Committee.

        The Compensation Committee reviews executive compensation matters and makes recommendations to the Board. The Compensation Committee did not meet in fiscal 1998. The Compensation Committee consists of directors Christie and Wright.

        The Board of Directors met eight times during fiscal 1998.

Board Recommendation

        Proxies will be voted for election of directors in accordance with the instructions specified in the proxy form. If no instructions are given, proxies will be voted for the election of each of the nominees named above. If one or more of the nominees becomes unavailable for any reason as a candidate for director, the number of directors constituting the Board of Directors may be reduced prior to the meeting or the proxies may be voted for such other candidate or candidates as may be nominated by the Board of Directors, in accordance with the authority conferred in the proxy.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.





        AMENDMENT TO 1996 STOCK OPTION PLAN TO INCREASE NUMBER OF SHARES
                                (Proposal No. 2)


Description of Plan

        An aggregate of 525,000 shares (subject to adjustment in the event of any stock dividend or split, recapitalization, reclassification, combination, exchange of shares, or other similar corporate change) of the Company's Common Stock was originally reserved for issuance pursuant to awards under the 1996 Option Plan. On August 7, 1998, subject to shareholder approval, the Board of Directors increased the shares reserved under the 1996 Option Plan by 900,000 shares to a total of 1,425,000 shares. The purpose of the 1996 Option Plan is to enhance the long-term value of the Company by offering opportunities to those employees, directors, officers, consultants, agents, advisors, and independent contractors of the Company and its subsidiaries who are key to the Company's growth and success, and to encourage them to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company. The Board of Directors believes that the availability of an adequate number of shares reserved for issuance under the 1996 Plan is an important factor in attracting, retaining and motivating qualified officers and employees essential to the success of the Company. The Board of Directors believes that 900,000 additional shares of Common Stock available for issuance as a result of the amendment to the 1996 Option Plan should be sufficient to meet the Company's requirements for approximately five years.

        Not more than 50,000 shares of Common Stock, in the aggregate, may be granted under the 1996 Option Plan to any participant during any fiscal year of the Company, except that one-time grants of options for up to 100,000 shares may be made to newly hired participants. As of July 31, 1998, an aggregate of 399,425 shares were subject to outstanding stock options granted under the 1996 Option Plan. The exercise price for currently outstanding stock options under the 1996 Option Plan is $1.515 per share. No options have been exercised under the 1996 Option Plan.

Eligibility

        Options granted under the 1996 Option Plan will be "nonqualified stock options" (that is, options that are not designed to qualify as "incentive stock options," as defined in Section 422 IRC). Any employee or consultant of the Company or any of its "Affiliates" (as such term is defined in the 1996 Option
Plan) is eligible for awards under the 1996 Option Plan. Since awards under the 1996 Option Plan are discretionary, awards thereunder for the current fiscal year are not currently determinable. In the fiscal year ended April 30, 1998, no options were granted.

Administration

        The 1996 Option Plan is currently administered by the Company's Board of Directors, which has the sole authority, subject to the provisions of the 1996 Option Plan, to determine the persons to whom awards will be made, the type, amount, size and terms of awards and other terms, conditions and restrictions of the awards. The Board may delegate the responsibility for administering the 1996 Option Plan to a committee or committees consisting of two or more members of the Board of Directors, subject to such limitations as the Board deems appropriate. Committee members will serve for such term as the Board may determine, subject to removal by the Board at any time.

Terms and Conditions of Options

        Any shares of Common Stock that cease to be subject to an option (other than by reason of exercise), including, without limitation, in connection with the cancellation of an award, will be available for issuance in connection with future grants of awards under the 1996 Option Plan.

        The option price for each option granted under the 1996 Option Plan will be determined by the plan administrator, but will be not less than 85% of the Common Stock's fair market value on the date of grant. For purposes of the 1996 Option Plan, "fair market value" means the last reported sales price for the Common Stock as reported by the NASDAQ National Market for a single trading day.

        As of              ,  1998,  the last  reported  sale price per share of
Common Stock on the NASDAQ National Market was $            .

        The option term will be fixed by the plan administrator, but if not so specified, will be ten years. Each option will be exercisable pursuant to a vesting schedule determined by the plan administrator. If not so established, the option will vest over four years from the date of grant, with 20% of the shares of underlying Common Stock vesting on the six-month anniversary of the grant date and an additional 20% of the shares vesting after every successive year of the optionee's continuous employment or relationship with the Company. The plan administrator will also determine the circumstances under which an option will be exercisable in the event the optionee ceases to provide services to the Company or one of its subsidiaries. If not so established, options generally will be exercisable for one year after termination of services as a result of disability or death and for one month after all other terminations. An option will not be exercisable if the optionee's services are terminated for cause, as defined in the 1996 Option Plan.

        Options granted under the 1996 Option Plan are nontransferable except to the extent that the agreement evidencing such option provides for transferability, and no option will be transferable by any optionee other than by will or the laws of descent and distribution.

Termination and Amendment

        The 1996 Option Plan will terminate on the date on which the 1996 Option Plan is terminated by the Board of Directors. The 1996 Option Plan may be
amended at any time by the Board of Directors, subject to approval by shareholders holding a majority of the voting stock, of any amendment that will
(i) materially increase the benefits accruing to participants under the 1996 Option Plan; (ii) increase the number of shares available for issuance or sale pursuant to the 1996 Option Plan (other than as permitted in certain circumstances provided by the 1996 Option Plan); or (iii) materially modify the requirements as to eligibility for participation in the 1996 Option Plan.

Federal Income Tax Consequences

        The following discussion summarizes the material federal income tax consequences of participation in the 1996 Option Plan. The discussion is general in nature and does not address issues related to the tax circumstances of any particular participant in the 1996 Option Plan. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. The discussion does not address state, local or foreign consequences.

        There are no tax consequences to the Company or the optionee upon the grant of a nonqualified stock option under the 1996 Option Plan. Upon the exercise of a nonqualified stock option, an optionee recognizes ordinary income equal to the difference between the exercise price for the shares and the fair market value of the shares on the date of exercise. The Company is entitled to a corresponding tax deduction equal to the amount of income recognized by the optionee at the time of recognition by the optionee, provided that the Company meets its federal income and employment tax withholding obligations and that the deduction is not otherwise disallowed by the IRC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE 1996 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE THEREUNDER BY 900,000, TO A TOTAL OF 1,425,000 SHARES.





       APPROVAL OF AMENDMENT TO THE COMPANY'S FOURTH RESTATED ARTICLES OF
                                 INCORPORATION
                                (Proposal No. 3)


        The Board has unanimously approved an amendment to Article I of the Company's Articles to change the Company's name to TreeSource Industries, Inc. and directed that the amendment be submitted to the shareholders at the Annual Meeting for their approval.

        TreeSource(R) is a registered trademark owned by the Company and has been used by the Company's sales subsidiary as its corporate name and as a brand name for the wood products it sells. Use of the name TreeSource(R) at the WTD parent company level will make company identification easier and increase public and investor awareness of the nature of the Company's business. If the amendment is approved by the Company's shareholders, the Company's trading symbol on the Nasdaq Stock Market will be "TRES".


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S ARTICLES TO CHANGE ITS NAME TO TREESOURCE INDUSTRIES, INC.





                              INDEPENDENT AUDITORS
                                (Proposal No. 4)


        The Board of Directors requests that the shareholders ratify its selection of Moss Adams as independent auditors to examine the financial statements of the Company for the fiscal year ending April 30, 1999.

        Moss Adams has audited the Company's financial statements for the 16 years ended April 30, 1998. Representatives of Moss Adams are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF MOSS ADAMS AS INDEPENDENT AUDITORS OF THE COMPANY.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

        The directors and executive officers of the Company are:

        Name                   Age         Position
        ----                   ---         --------
Larry G. Black..............    52      Director
Scott Christie..............    49      Director
Richard W. Detweiler........    56      Director
David J. Loftus.............    56      Treasurer
K. Stanley Martin...........    56      Director, Vice President-Finance and
                                          Chief Financial Officer
Robert J.  Riecke...........    48      Director, Vice President-Administration,
                                           General Counsel and Secretary
John C. Stembridge..........    39      Interim Chief Operating Officer and
                                          Vice President-Sales and Marketing
James R. Wilson.............    48      Vice President-Timber
William H. Wright...........    63      Director

        Larry G. Black has been a director of the Company since June 1997. Mr. Black is president of Quinault Corporation ("Quinault"), owner of approximately 29% of the Company's common stock. Since its formation in 1985, Mr. Black has been chief executive officer of Quinault Logging Company, which is in the business of buying timber and selling logs. Mr. Black has been involved in the timber industry for more than 30 years. See "Certain Relationships and Related Transactions."

        Scott Christie has been a director of the Company since March 1988. Mr. Christie is currently general partner of Christie Capital Management. Since 1987 Mr. Christie has been engaged as an investment advisor for his own account and the account of other individuals. From 1983 until 1987 Mr. Christie was senior vice president of Kidder, Peabody & Co. Incorporated, an investment banking firm. Mr. Christie headed Kidder, Peabody's underwriting team for the Company's initial public offering and 1987 debenture offering.

        Richard W. Detweiler has been a director of the Company since December 1995. Mr. Detweiler is currently a partner of Carlisle Enterprises, an investment partnership. From 1990 to 1996 Mr. Detweiler was chief executive officer of Precision Aerotech, a diversified manufacturing company. Mr. Detweiler has 33 years of manufacturing management experience, including 16 years in general management.

        David J. Loftus was appointed treasurer of the Company in October 1993 and continues to serve as vice president-finance of TreeSource, the Company's marketing subsidiary, a position he has held since May 1986. As treasurer, Mr. Loftus is primarily responsible for cash management matters and credit and banking relationships. For the eight years prior to joining TreeSource, Mr. Loftus served as the assistant treasurer for a publicly-traded company with operations in the forest products industry.

        K. Stanley Martin is vice president-finance of the Company, a position he has held since September 1983, and has been chief financial officer since April 1991. Mr. Martin has been a director of the Company since January 1994. Mr. Martin is responsible for all financial affairs of the Company. For the eleven years prior to 1983, Mr. Martin served as a financial officer for publicly-traded companies having all or a substantial portion of their operations in the forest products industry. Mr. Martin is a certified public accountant.

        Robert J. Riecke became vice president-administration of the Company in May 1989, has been general counsel of the Company since January 1987, assistant secretary from March 1983 until January 1994, and a director of the Company since March 1986. Mr. Riecke was named corporate secretary in January 1994. Mr. Riecke has primary responsibility for the Company's legal, risk management, environmental compliance, investor relations, and human resource functions. From 1976 through 1986, Mr. Riecke was in private law practice. Since 1983, Mr. Riecke has devoted much of his professional endeavors to legal matters relating to the Company and its subsidiaries. Mr. Riecke is a graduate of the University of Illinois School of Law.

         John C. Stembridge was appointed vice president-sales and marketing of the Company in February 1995 and was elected interim chief operating officer in May 1998. Mr. Stembridge joined TreeSource, the Company's marketing subsidiary, in 1989 and has served as its vice president and general manager since June 1991. Mr. Stembridge has primary responsibility for managing all aspects of the Company's lumber manufacturing, sales and transportation. For the nine years prior to joining TreeSource, Mr. Stembridge was involved in domestic and export lumber sales, primarily with North Pacific Lumber Co.

         James R. Wilson was appointed vice president-timber of the Company in October 1993. Mr. Wilson has primary responsibility for the Company's timber supply program. Prior to his present position, Mr. Wilson served at both mill and corporate levels of WTD Industries commencing in February 1992. Prior to 1992, Mr. Wilson served as general manager of Estacada Lumber Company, a division of RSG Forest Products. From 1973 to 1984, Mr. Wilson was involved in all phases of the wood products industry with Crown Zellerbach Corporation.

         William H. Wright has been a director of the Company since April 1992. Mr. Wright has held a variety of management positions in the forest products industry since 1957. He is currently president of Heartwood Consulting Service, which advises forest products clients. From 1989 until 1994 he was president and chief executive officer of Dee Forest Products Inc., a manufacturer of hardboard and related products. From 1984 to 1989 Mr. Wright was general manager of Stevenson Co-Ply Inc., a manufacturer of veneer and plywood.


Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers, directors and persons who own more than 10 percent of the common stock file with the Securities and Exchange Commission ("SEC") initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of common stock and other equity securities of the Company on Form 4. Officers, directors, and greater than 10 percent shareholders of the Company are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on reviews of such reports furnished to the Company and written representations that no other reports are required, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with during the fiscal year ended April 30, 1998.

                             EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

         The following table shows the cash and non-cash compensation paid by the Company for each of the last three fiscal years to the chief executive officer and the four other most highly compensated executive officers (the
"Named   Executive   Officers").

                                                                                Long Term
                                                                              Compensation
                                                                                  Awards
                                                                          --------------------
                                             Annual Compensation(1)
                                       --------------------------------   Number of Securities
      Name and Principal Position      Year       Salary($)    Bonus($)   Underlying Options
  ----------------------------------   ----       ---------   ---------   --------------------
  Bruce L. Engel(2)                    1998       $ 300,000   $  68,300             --
  President                            1997       $ 300,000   $ 171,122         35,000
                                       1996       $ 300,000   $  23,142             --

  K. Stanley Martin                    1998       $ 120,000   $  27,320             --
  Vice President-Finance and           1997       $ 120,000   $  68,447         35,000
    Chief Financial Officer            1996       $ 120,000   $   9,256             --

  Robert J. Riecke                     1998       $ 132,000   $  30,052             --
  Vice President-                      1997       $ 132,000   $  75,295         35,000
    Administration, General            1996       $ 132,000   $  10,183             --
    Counsel and Secretary

  John C. Stembridge                   1998       $ 100,000   $  27,448             --
  Interim Chief Operating Officer      1997       $ 100,000   $  80,238         35,000
    and Vice President-Sales and       1996       $ 100,000   $  12,197             --
    Marketing

  James R. Wilson                      1998       $ 100,000   $  22,766             --
  Vice President-Timber                1997       $ 100,000   $  57,040         35,000
                                       1996       $ 100,000   $   7,714             --


(1) Personal benefits for each executive officer named in the table did not exceed $50,000 or 10% of such executive officers' total annual salary and bonus for the fiscal years ended April 30, 1998, 1997 and 1996, respectively.
(2)      Mr. Engel retired effective July 1, 1998.

Option Grants in Last Fiscal Year
---------------------------------

         No executive officer named above received option grants during the fiscal year ended April 30, 1998.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
---------------------------------------------------------------------------------
         The following  table provides  information on option  exercises for the last fiscal year by the named executive officers and the value of such officers'
unexercised options as of April 30, 1998:


                                                        Number of Securities              Value of Unexercised
                                                       Underlying Unexercised             In-the-Money Options
                         Shares                     Options at April 30, 1998 (#)        at April 30, 1998 ($)(1)
                       Acquired on      Value       -----------------------------     -----------------------------
      Name             Exercise (#)    Realized     Exercisable     Unexercisable     Exercisable     Unexercisable
      ----             ------------   ----------    -----------     -------------     -----------     -------------
Bruce L. Engel(2)        68,500       $96,414(3)      332,125          18,375         $  15,530         $    873

K. Stanley Martin           --            --           48,425          18,375         $   9,737         $    873

Robert J. Riecke            --            --           51,625          18,375         $  11,677         $    873

John C. Stembridge          --            --           26,625          18,375         $     790         $    873

James R. Wilson             --            --           26,625          18,375         $     790         $    873


(1) Based on the fair market value of the Common Stock at April 30, 1998 of $1.5625 per share.
(2)      Mr. Engel retired effective July 1, 1998.
(3) Options for 38,000 shares were exercised on August 29, 1997. The value of the shares on said date was $2.97 per share. Options for 7,500 shares were exercised on September 9, 1997, with a stock value of $2.98 per share. Options for 23,000 shares were exercised on September 15, 1997, with a stock value of $2.78 per share. All option exercises were at $1.50 per share.


Employment Agreements
---------------------

         On May 27, 1998, the Company entered into Employment Agreements with each of its executive officers, except Mr. Engel. The Company has agreed to employ each officer until May 31, 1999. The agreement requires a lump sum payment equal to 12 times the last monthly base salary plus the total amount of any bonus compensation awarded in the last 12 months to a terminated officer in the event that the officer is terminated for reasons other than cause prior to May 31, 1999.

Benefits
--------

         The Company maintains an Internal Revenue Code ("IRC") Section 401(k) retirement savings plan under which employees, including executive officers, are permitted to make salary deferral contributions. Executive officers are not entitled to employer matching contributions pursuant to this plan.

Compensation of Directors
-------------------------

         Each of the Company's outside directors is paid an annual retainer of $15,000 for attending up to six Board meetings, plus $750 for each additional Board meeting or committee meeting attended and $225 for each telephone conference meeting attended or written consent executed. Directors who are also employees of the Company do not receive additional compensation for their services as directors. In fiscal 1998, no outside directors received option grants.

Executive Bonuses
-----------------

         Monthly discretionary bonuses are paid to the Company's executive officers, as well as other management and administrative employees, pursuant to the Company's profit sharing bonus plan. The bonuses are based upon net pretax profits and are generally allocated according to base salary level. Bonuses paid to executive officers for services rendered to the Company during the year ended April 30, 1998 are included in the amounts shown in the "Summary Compensation Table."

Stock Option Plan
-----------------

         In October 1996 the Company, after receiving shareholder approval, implemented a Stock Option Plan ("1996 Option Plan") to supersede the 1986 Option Plan, which terminated in July 1996. The 1996 Option Plan permits the granting of stock options to employees, directors, officers, consultants, agents, advisors and independent contractors of the Company and its subsidiaries Stock options granted under the 1996 Option Plan are non-qualified options which do not meet the requirements of IRC Section 422.

         Subject to adjustment from time to time as provided in the 1996 Option Plan, a total of 525,000 shares of Common Stock has been reserved for issuance under the 1996 Option Plan. The Board of Directors has reserved, subject to shareholder approval, an additional 900,000 shares for issuance under the 1996 Option Plan. See Proposal No. 2 "Amendment to 1996 Option Plan to Increase Number of Shares". As of July 31, 1998, an aggregate of 399,425 shares were subject to outstanding stock options, and 125,575 shares were available for grant. No options have been exercised under the 1996 Option Plan.

         The 1996 Option Plan is administered by the Company's Board of Directors. The Board may delegate the responsibility for administering the 1996 Option Plan to a committee or committees consisting of two or more members of the Board of Directors, subject to such limitations as the Board deems appropriate. Committee members will serve for such term as the Board may determine, subject to removal by the Board at any time. The 1996 Option Plan will terminate on the date determined by the Board of Directors, in its sole discretion.

Board Compensation Committee Report on Executive Compensation
-------------------------------------------------------------

         The Compensation Committee is composed of two independent non-employee directors, Mr. Christie and Mr. Wright.

         The Compensation Committee is responsible for recommending to the full Board of Directors, for its approval, the base compensation for all executive officers. Executive officers who serve on the Company's Board of Directors do not participate in any deliberations or decisions regarding their own compensation. The Compensation Committee receives recommendations from the chief executive officer regarding appropriate levels of base compensation for the other executive officers, including executive officers who are directors.

The Company's executive officer compensation policies are designed to attract, motivate, and retain senior management by providing an opportunity for overall competitive compensation based on an adequate base compensation amount and participation in a profit-based bonus system in effect for all salaried employees of the Company.

         The profit sharing component of the overall compensation system is designed to reward all salaried employees, including executive officers, in relation to the Company's monthly performance and to encourage salaried employees at all levels of the Company to work together for the common goal of maximizing profits. Salaried employees at the WTD corporate level (including all executive officers) receive 10% of monthly consolidated pre-tax profits, allocated according to base salary level.

         It is the Company's practice to participate in and use, as a basis for comparison, an analysis of executive compensation in the Northwest prepared by the compensation consulting group of Milliman & Robertson, Inc. This analysis is useful in establishing base salary levels and monitoring overall compensation levels as compared to other publicly-traded companies of similar size. Executive officers' compensation paid during fiscal year 1998, with respect to base salary, cash bonus, and total cash compensation, was below the median levels published in the 1997/1998 Milliman & Robertson compensation survey of all industries.

         The Company also uses long-term stock-based incentive opportunities in the form of options to purchase the Company's Common Stock. The Company's 1996 Option Plan provides for the grant of stock options to employees of the Company. Stock option awards are determined on a discretionary basis by the Board of Directors. Executive officers who serve on the Company's Board of Directors do not participate in any deliberations or decisions regarding option awards to them. The Committee believes that stock-based performance compensation arrangements are beneficial in aligning management's and shareholders' interests in the advancement of shareholder value.

         No option grants were made to executive officers during the 1998 fiscal year.

         WTD provides the same group life and health insurance coverage to executive officers as other employees and requires all employees, including executive officers, to pay approximately 25% of health insurance premiums by payroll deduction.

         The Company allows its executive officers, and all other employees, to contribute a percentage of their compensation to the Company-sponsored 401(k) Retirement Savings Plan. Executive officers and other salaried employees are not generally entitled to matching contributions.

         Neither the executive officers nor other employees are covered by any other Company-sponsored retirement plans.

         All of the policies described above apply to Mr. Engel's compensation. No additional benefits or requirements specifically apply to the chief executive officer.

         No option grants were made to Mr. Engel during the 1998 fiscal year.

         Mr. Engel's base salary for fiscal year 1998 was $300,000. The median base salary for chief executive officers of comparably sized public companies, as published by the Milliman & Robertson compensation survey, is $301,634.

         Mr. Engel received a cash bonus of $68,300 during fiscal 1998 under the profit sharing plan described above, reflecting profitable operations during the first part of the fiscal year. Mr. Engel's cash bonus and total cash compensation amounts were below the published median levels, which were $143,590 and $400,000, respectively.

Mr. Engel retired effective July 1, 1998.

         Compensation Committee Members

         Scott Christie
         William H. Wright

Stock Performance Graph
-----------------------



                         [GRAPH]



                                  Base
                                  Period       Return       Return       Return       Return       Return
       Company/Index Name       April 1993   April 1994   April 1995   April 1996   April 1997   April 1998
------------------------------------------------------------------------------------------------------------
WTD Industries, Inc.                100        108.89        62.23       24.43         64.44        55.55
S&P 500 Index                       100        105.32       123.72       161.09       201.58       284.36
Paper & Forest Products-500         100        100.42       120.75       135.81       135.40       172.22



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows beneficial ownership as of July 2, 1998 of the Company's Common Stock by (i) each director, (ii) each beneficial owner of more than 5 percent of the Common Stock, (iii) the Named Executive Officers, and
(iv) all directors and officers as a group. Except as otherwise specifically noted, each person noted below has sole investment and voting power with respect to shares indicated.

                                                           Amount and Nature
      Name and Address of Beneficial Owner           of Beneficial Ownership(1)(2)     Percent
  -------------------------------------------        -----------------------------     -------
  Quinault Corporation
  P.O. Box C                                                  3,261,600                 29.2%
  Aberdeen, WA 98570

                                                             Amount and Nature
      Name of Directors and Executive Officers         of Beneficial Ownership(2)(3)   Percent
  -------------------------------------------        -----------------------------     -------
  Larry G. Black(4)                                           3,261,600                 29.2%

  Scott Christie                                                 78,750                   .7%
  Richard W. Detweiler                                           40,000                   .4%
  K. Stanley Martin                                              58,425                   .5%
  Robert J. Riecke                                               51,625                   .5%
  John C. Stembridge                                             27,925                   .2%
  James R. Wilson(5)                                             26,725                   .2%
  William H. Wright                                              78,750                   .7%
  All directors and executive officers as a group (9
  persons)                                                    3,644,425                 31.6%
=============================================================================================

(1) As determined by reference to the beneficial owner's most recent Form 4 or 13D filing.
(2)      Beneficial Ownership is calculated as of July 2, 1998.
(3) Includes shares reserved for issuance under options exercisable within 60 days of July 2, 1998 as follows: Mr. Christie 78,750; Mr. Detweiler 40,000; Mr. Martin 48,425; Mr. Riecke 51,625; Mr. Stembridge 26,625;
         Mr. Wilson 26,625; and Mr. Wright 78,750.
(4) Mr. Black, by virtue of being president and sole director of Quinault, is deemed to beneficially own the shares owned by Quinault.
(5) Includes 100 shares with respect to which Mr. Wilson shares voting and investment power with his spouse, Christine R. Wilson.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During fiscal 1998, five of the Company's subsidiaries purchased logs from Quinault Logging Company in the amount of approximately $2.1 million. Mr. Larry G. Black, a director of the Company, is chief executive officer and a director of Quinault Logging Company and is president and sole director of Quinault which owns of approximately 29% of the Company's common stock.

         The Company, Bruce L. Engel, Quinault and Larry G. Black entered into an agreement dated as of June 10, 1997 (the "Agreement"). Pursuant to the terms of the Agreement, the Company and Mr. Engel will have the right of first refusal with respect to any shares of the Company's Common Stock sold by Quinault prior to June 15, 1999. In addition, Quinault granted Mr. Engel an option to purchase shares of the Company's Common Stock such that the amount of the Company's
Common  Stock  owned by Mr.  Engel and his  affiliates  will equal the number of shares owned by Quinault, Mr. Black and their affiliates. Pursuant to the Agreement, Quinault, Mr. Black and their affiliates may not, without the prior written consent of the Company's Board, act in a manner that would result in the liquidation, sale, merger or other combination of the Company. Pursuant to the Agreement the Company nominated Mr. Black for election as a director at the
Company's 1997 Annual Meeting of Shareholders. The Agreement restricts the Company from taking certain actions to dilute Quinault's holdings. Pursuant to the Agreement, the Company recommended the removal of certain voting restrictions placed on Quinault pursuant to ORS 60.801--816 (the "Control Share Restrictions") at the 1997 Annual Meeting of Shareholders.

                            DISCRETIONARY AUTHORITY

         While the Notice of Annual Meeting of Shareholders provides for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to above. However, the enclosed proxy gives discretionary authority in the event that any other matters should be presented. For any shareholder proposal received after August 3, 1998, the enclosed proxy card gives the proxies discretionary authority with respect to any such shareholder proposal.

                             SHAREHOLDER PROPOSALS

         Any shareholder proposals to be considered for inclusion in proxy material for the Company's September 1999 annual meeting must be received at the principal executive offices of the Company not later than April 11, 1999.

         THE COMPANY WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED APRIL 30, 1998. WRITTEN REQUESTS SHOULD BE MAILED TO THE SECRETARY, WTD INDUSTRIES, INC., P.O. BOX 5805, PORTLAND, OREGON 97228.

                                       By Order of the Board of Directors



                                       Robert J. Riecke
                                       Secretary

September   , 1998

                                   Appendix A

                         AMENDMENT DATED AUGUST 7, 1998

                                       TO

                              WTD INDUSTRIES, INC.

                             1996 STOCK OPTION PLAN

         The WTD Industries, Inc. 1996 Stock Option Plan (the "Plan") is hereby amended as follows: Section 4.1 of the Plan is amended to read as follows:

                  4.1  Authorized Number of Shares.

                           Subject to  adjustment  as provided in Section 9.1, a
                  maximum of 1,425,000 shares of Common Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.


         The effective date of such amendment shall be August 7, 1998, the date of the adoption of such amendment by the Board of Directors of the corporation, unless the shareholders of the corporation fail to approve such amendment.

                              WTD INDUSTRIES, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                                 ANNUAL MEETING
                                OCTOBER 26, 1998


         The undersigned, revoking all prior proxies, hereby appoints Robert J. Riecke and K. Stanley Martin, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of WTD Industries, Inc. (the "Company") to be held on Monday, October 26, 1998, or at any adjournments thereof, all shares of the undersigned in the Company. The proxies are instructed to vote as indicated on the reverse hereof.

         The shares represented by this proxy will be voted in accordance with the instructions given.

         This proxy is solicited on behalf of the Company's Board of Directors. The Board of Directors recommends a vote FOR all the Nominees and FOR the Proposals.

         This proxy when properly executed will be voted as directed or, if no direction is given, the shares will be voted for the Nominees, for the Proposals, and on any other business that may properly come before the meeting or any adjournments thereof in accordance with the recommendations of management.

                   (Continued and to be signed on other side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE








                              WTD INDUSTRIES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                            TIGARD COURTYARD MARRIOTT
                            15686 SW SEQUOIA PARKWAY
                                 TIGARD, OREGON

                            MONDAY, OCTOBER 26, 1998
                             10:00 A.M. PACIFIC TIME

 1.  ELECTION OF DIRECTORS       Nominees:  Richard W. Detweiler              4.  PROPOSAL TO RATIFY THE APPOINTMENT
                                            William H. Wright                     OF MOSS ADAMS LLP AS INDEPENDENT
                                                                                  AUDITORS

          FOR all     WITHHOLD
            the       AUTHORITY   (To withhold your vote for any individual
         nominees     to vote     nominees, strike a line through the              FOR     AGAINST    ABSTAIN
          listed       for all    nominee's name in the list above.)
        (except as    nominees
         marked to     listed                                                      -----   -------    -------
            the
         contrary)

          -------      -------


  2.  PROPOSAL TO APPROVE AMENDMENT TO THE COMPANY'S STOCK OPTION                        I plan to attend
      PLAN TO INCREASE NUMBER OF SHARES                                                    the meeting
          FOR    AGAINST    ABSTAIN

         -----   -------    -------                                                          -------

  3.  PROPOSAL TO APPROVE AMENDMENT TO ARTICLES OF INCORPORATION TO
      CHANGE COMPANY NAME TO TREESOURCE INDUSTRIES, INC.
          FOR    AGAINST    ABSTAIN

         -----   -------    -------

                                                                              Please sign exactly as your name
                                                                              appears on this card. Persons signing
                                                                              as executor, administrator, trustee,
                                                                              guardian or in any other official or
                                                                              representative capacity should sign
                                                                              their full title.

                                                                              Date:
                                                                                                       ,1998
                                                                                   --------------------

                                                                              --------------------------------------
                                                                                             Signature(s)


                                                                              --------------------------------------
                                                                              Please mark, date, sign and return the
                                                                              proxy promptly.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE






                              WTD INDUSTRIES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                            TIGARD COURTYARD MARRIOTT
                            15686 SW SEQUOIA PARKWAY
                                 TIGARD, OREGON

                            MONDAY, OCTOBER 26, 1998
                             10:00 A.M. PACIFIC TIME